EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 27, 2004, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 27, 2003 and December 28, 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the fiscal years ended December 27, 2003, December 28, 2002, and December 29, 2001, and all related schedules, which reports appear in the December 27, 2003 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

Jacksonville, Florida
March 4, 2004